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SONIC SOLUTIONS
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OFFER TO PURCHASE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR CASH
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NOVEMBER 25, 2008

SONIC SOLUTIONS
OFFER TO PURCHASE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR CASH

November 25, 2008
____________________

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN STANDARD
TIME ON DECEMBER 26, 2008, UNLESS THE OFFER IS EXTENDED.
____________________

Sonic Solutions (“Sonic,” “Company,” “we,” “our,” or “us”) is making an offer (the “Offer”) to certain individuals to purchase certain outstanding stock options to purchase shares of our common stock previously granted under the Sonic Solutions 2000 Stock Option Plan, the 2004 Stock Incentive Plan, the 2004 Equity Compensation Plan, and the 2005 Stock Incentive Plan (Non-U.S. Employees) (collectively, the “Plans”) for a cash payment (the “Cash Payment”).

This Information Statement contains important information regarding who is eligible to participate in the Offer. Please be sure to read the entire Information Statement to understand your eligibility to participate.

THE OFFER:

Some of our employees hold stock options with exercise prices that may be lower than the closing price per share of our common stock on the Nasdaq Global Select Market (the “Fair Market Value”) on the applicable grant date, as determined for financial accounting purposes. Certain of these options (collectively, “409A Options”) may therefore be subject to, and may subject the holders of the 409A Options to, adverse tax consequences under Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and applicable state tax laws.

In addition, some of our employees, officers and directors hold options (some of which may be 409A Options) to purchase our common stock with an exercise price of $7.00 (the “Reference Price”) or higher, which is significantly greater than the current market price of our common stock (collectively, “High-Price Options”). We refer to the 409A Options and the High Price Options collectively as the “Options.”

We are offering to purchase the Options from eligible employees, officers and directors pursuant to terms and for the reasons described in this Information Statement for a Cash Payment calculated in the manner described in this Information Statement. Each eligible individual who holds Options will be provided with a personalized Election Form setting forth the payment offered for each of his or her Options.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Options for purchase. You must make your own decision whether to tender your Options after taking into account your own personal circumstances and preferences.

Participating in the Offer involves risks. See “Certain Risks of Participating in the Offer” beginning on page 23 for a discussion of risks that you should consider before participating in the Offer.

SUMMARY OF OFFER

OFFER

Below is a summary of the general requirements and mechanics for the Offer.

Eligible Optionees (each of whom we refer to as an “Optionee” and collectively as“Optionees”):

To be eligible to participate in the Offer, you must be a current employee, officer or director of Sonic (or any subsidiary of Sonic) on the Expiration Date (as defined below).

See “The Offer,” Section 1, “Material Terms; No Other Rights; Additional Considerations,” of this Information Statement for more information on persons who qualify as eligible Optionees.

409A Options:

•	The option was granted under one of the Plans; AND

•
The option has a current exercise price that is lower than the Fair Market Value per share of Sonic’s common stock on the date that has been determined to be the “Revised Measurement Date” for that option for financial accounting purposes; AND

•	The option is outstanding on the Expiration Date (as defined below); AND

•	The option was not granted to an individual who was an executive officer or director of Sonic at the time of the grant; AND

•	The option was granted to an individual who is subject to income taxation in the United States; AND

•	The option is held by an Optionee; AND

•
EITHER the option (or part thereof) had not vested prior to January 1, 2005, OR the option (or part thereof) has otherwise been determined by Sonic to be potentially subject to adverse taxation under Section 409A.

See “The Offer,” Section 1, “Material Terms; No Other Rights; Additional Considerations,” of this Information Statement for more information on options that qualify as Eligible 409A Options.

High-Price Options:

•	The option was granted under one of the Plans; AND

•	The option has an exercise price of $7.00 or higher per share; AND

•	The option was granted prior to June 1, 2008; AND

•	The option is outstanding as of the Expiration Date; AND

•	The option is held by an Optionee.

See “The Offer,” Section 1, “Material Terms; No Other Rights; Additional Considerations,” of this Information Statement for more information on options that qualify as High-Price Options.

Terms of Offer:

•
We are making this Offer on the terms and conditions stated in this Information Statement. You are not required to tender your eligible Options. Tendering your eligible Options means presenting them to Sonic for purchase on the terms of this Offer.

•
The Offer is not conditioned upon a minimum number of Options being tendered for cancellation, but the Offer is subject to customary conditions, as described in “The Offer,” Section 6, “Conditions of the Offer.”

•
The cash amount that we are offering to pay for each eligible Option that is tendered to us under the terms of the Offer ranges from $0.01 to $0.60, as is specifically set forth in “The Offer” Section 1. If you elect to tender Options for purchase as described in this Information Statement and if your Options are accepted for purchase, we will cancel your Options and you will receive the Cash Payment set forth on your personalized Election Form, less any applicable tax withholding. The Cash Payment will be promptly paid on or about January 5, 2009, the first Monday in 2009, regardless of whether you remain employed with Sonic on that date (provided that you qualify as an Optionee on the Expiration Date). The offered payment listed on your personalized Election Form for each Option will be based upon the original exercise price of the Option.

•
An Option, or portion of an Option, may qualify as both a 409A Option and a High-Price Option. To the extent that you tender Options that constitute 409A Options, prior to their purchase and cancellation, Sonic will increase the exercise price per share to the Fair Market Value on the Revised Measurement Date and you must consent to this increase on your personalized Election Form as a condition to your tender of 409A Options. Other than the change in the exercise price, no other terms of the tendered 409A Options will be amended or modified prior to purchase and cancellation, and the offered payment will be based on the original, un-amended exercise price.

See “The Offer,” Section 1, “Material Terms; No Other Rights; Additional Considerations,” of this Information Statement for more information on the Terms of the Offer.

General Requirements:

•
Certain persons may hold more than one grant that includes Options as defined in this Information Statement. If you hold multiple grants of this kind, you do not need to tender all of them, but if you elect to include a particular grant in this Offer, you must tender all of the Options in that grant (that is, you can choose to participate on a grant-by-grant basis, but you cannot tender fewer than all of the Options in a particular grant).

•
If only a portion of an option grant meets the conditions described above, then only that portion will be considered Options for purposes of the Offer, and the balance of that option will not be eligible for purchase pursuant to this Offer.

See “The Offer,” Section 1, “Material Terms; No Other Rights; Additional Considerations,” of this Information Statement for more information on the General Requirements.

Expiration Date:

•	December 26, 2008, unless we extend it as described in this Information Statement (such date, or any extension thereof, the “Expiration Date”).

See “The Offer,” Section 1, “Materials terms; No other rights; Additional considerations,” of this Information Statement for more information on the Expiration Date.

GENERAL INFORMATION

We are making this Offer upon the terms and subject to the conditions set forth in this Information Statement (including the conditions described in “The Offer,” Section 6 hereof), and the attached exhibits. Participation in the Offer is voluntary, and you are not required to tender any of your Options. The Offer is not conditioned upon the tender by all Optionees of any minimum number of Options for cancellation and payment.

If you are an Optionee, you will receive a Commencement Notice, the form of which is attached as an exhibit to this Information Statement, by email on the commencement date of the Offer announcing the Offer and containing all of the material documents related to the Offer. You will also receive on the commencement date of the Offer, a separate email containing a personalized Election Form which will identify you as an Optionee and will describe each of your then-outstanding Options. The Election Form is the personalized form that the Optionee must use to tender Options for purchase pursuant to the Offer.

To accept this Offer, you must complete and submit an Election Form that sets forth your election for each of your Options. Your completed personalized Election Form, and any subsequent change thereto, must be submitted by 11:59 p.m., Eastern Standard Time, on December 26, 2008 (or a later date if we extend the Offer). You may change your elections at any time prior to the Expiration Date. If we do not receive your Election Form by 11:59 p.m. on the Expiration Date, you will be deemed to have rejected the Offer.

Participating in the Offer is completely voluntary, and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding Options will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to do any other or otherwise contract the Company or submit an Election Form. However, if you do not submit an Election Form by the expiration of the Offer, you will be deemed to have rejected the Offer as to all of your Options, whether or not you wished to participate in the Offer.

You must submit a completed personalized Election Form (1) via email to TenderOffer@Sonic.com or (2) via hand delivery, certified mail, or Federal Express to Wil Lindgren at our Novato office: 101 Rowland Way, Suite 110, Novato, CA 94945. If you submit your personalized Election Form via email, you must keep a copy of both (1) your Election Form and (2) your email submission.

We will send you an email with your Election Confirmation Statement within three (3) business days after we have received your Election Form (including any subsequent Election Form or Forms). Within three (3) business days after the Expiration Date, we will send you a Final Election Confirmation Statement, reflecting the last election we received from you. If you have not received any of these confirmations at the appropriate time, you must confirm that we have received your completed Election Form by contacting TenderOffer@Sonic.com and providing a copy of your Election Form and email, and any Election Confirmation Statement that you did receive.

We are not making the Offer to, nor will we accept any tender of Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any Option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

See “Certain Risks of Participating in the Offer” beginning on page 23 for a discussion of risks that you should consider before participating in the Offer.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Options for purchase. You must make your own decision whether to tender your Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A and applicable state tax laws may apply to your 409A Options if they are not tendered pursuant to the Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise. We recommend that you consult with your personal tax advisor to determine the consequences of accepting or rejecting the Offer.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “SNIC.” On November 21, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.96 per share, and options to purchase 6,174,573 shares of our common stock were issued and outstanding under the Plans, including Options (as defined in this Information Statement) to purchase 3,939,008 shares of our common stock. You should obtain current market prices for our common stock before you decide whether to tender your eligible Options.

You should direct questions about the Offer to TenderOffer@Sonic.com. However, we have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Information Statement and the exhibits attached hereto and the related Tender Offer Statement on Schedule TO and the exhibits attached thereto. If anyone makes any representation or gives you any information that is different from the representations and information contained in these documents, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Options pursuant to the Offer.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Information Statement. Any representation to the contrary is a criminal offense.

You may request a written copy of the Information Statement or any related materials or exhibits at no charge in the manner described in Section 16 of “The Offer,”.

Nothing in this document shall be construed to give any person the right to remain in Sonic’s employ or to affect Sonic’s right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

TABLE OF CONTENTS

SUMMARY OF TERMS		8
CERTAIN RISKS OF PARTICIPATING IN THE OFFER		23
1.	Economic Risks	23
2.	Tax Risks	24
3.	Procedural Risks	26
THE OFFER		27
1.	Material Terms; No Other Rights; Additional Considerations	27
2.	Purpose of the Offer	29
3.	Status of Options not Tendered	30
4.	Procedures for Tendering Options	30
5.	Withdrawal Rights	32
6.	Conditions of the Offer	32
7.	Price Range of Common Stock Underlying the Options	35
8.	Source and Amount of Consideration; Terms of Plans	35
9.	Information Concerning Sonic	37
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options; Material Agreements with Directors and Officers	37
11.	Accounting Consequences	39
12.	Legal Matters; Regulatory Approvals	39
13.	Material U.S. Federal Income Tax Consequences	39
14.	Extension of the Offer; Termination; Amendment	42
15.	Fees and Expenses	42
16.	Additional Information	42
17.	Forward-looking Statements; Miscellaneous	43
Appendix A	A Guide to Issues in Canada	45
Appendix B	A Guide to Issues in China	47
Appendix C	A Guide to Issues in France	49
Appendix D	A Guide to Issues in Germany	51
Appendix E	A Guide to Issues in Japan	53
Appendix F	A Guide to Issues in United Kingdom	55
Exhibit A	Offer to Purchase Options
Exhibit B	Form of Commencement Notice
Exhibit C	Form of email containing personalized Election Form
Exhibit D	Form of personalized Election Form
Exhibit E	Form of Election Confirmation Statement
Exhibit F	Form of Final Election Confirmation Statement: Accepted Offer
Exhibit G	Form of Final Election Confirmation Statement: Rejected Offer
Exhibit H	Form of Reminder Notice

SUMMARY OF TERMS

Questions and Answers about the Offer

The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read this entire Information Statement because the information in this summary and in the introductory pages is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Information Statement, the Commencement Notice and the Election Form. We have included references to the relevant sections of this Information Statement where you can find a more complete description of the topics in this summary term sheet.

This Summary is presented in question-and-answer format. The questions are grouped into the following categories:

•	How the Offer Works

•	Questions about Section 409A Options

•	How to Elect to Tender your Eligible Options

•	U.S. Federal Income Tax Considerations

•	How to get More Information

In this Information Statement, references to the “Company,” “we,” “us,” and “our” mean Sonic Solutions and references to “the date the Offer expires” and the “Expiration Date” mean December 26, 2008, or, if we extend the Offer period, a later date that we will specify. We also refer to this Offer, on the terms described in this Information Statement, as the “Offer.”

How the Offer Works

Q1.	What is the Offer?

Beginning at 12:01 a.m., Eastern Standard Time, on November 26, 2008 and ending at 11:59 p.m., Eastern Standard Time, on December 26, 2008, unless we extend the Offer, Eligible Optionees (described in Question 3 below) may decide to tender their eligible Options (described in Question 2 below) for a cash payment in the range of $0.01 to $0.60 per option (the “Cash Payment”), as is specifically set forth in Section 1 of “The Offer.” Participation in this Offer is voluntary.

Q2.	What options are eligible for cancellation and purchase pursuant to the Offer?

We are offering to cancel and purchase all outstanding stock options to purchase shares of our common stock (“Options”) that meet the “409A Option” and/or “High-Price Option” factors listed below:

409A Options

•
Were granted under the Sonic Solutions 2000 Stock Option Plan, the 2004 Stock Incentive Plan, the 2004 Equity Compensation Plan, and the 2005 Stock Incentive Plan (Non-U.S. Employees) (collectively, the “Plans”); AND

•
Have a current exercise price that is lower than the Fair Market Value per share of Sonic’s common stock on the date that has been determined to be the “Revised Measurement Date” for that option for financial accounting purposes; AND

•	Were not granted to an individual who was an executive officer or director of Sonic at the time of the grant; AND

•	Were granted to an individual who is subject to income taxation in the United States; AND

•	Are outstanding on the Expiration Date (as defined below); AND

•	Are held by an Optionee, as defined below; AND

•
EITHER the option (or part thereof) had not vested prior to January 1, 2005, OR the option (or part thereof) has otherwise been determined by Sonic to be potentially subject to adverse taxation under Section 409A.

High-Price Options

•	Were granted under one of the Plans; AND

•	Have an exercise price of $7.00 or higher per share; AND

•	Were granted prior to June 1, 2008; AND

•	Are outstanding on the Expiration Date; AND

•	Are held by an Optionee.

If only a portion of the option meets those conditions, then only that portion will be considered an Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.

Please see Section 1 of “The Offer” of this Information Statement for what options qualify to be purchased in this Offer.

Q3.	Who is eligible to participate in the Offer?

You must be an employee, officer or director of Sonic (or any Sonic subsidiary) on the Expiration Date in order to participate in the Offer. In addition, you must be subject to income taxation in the United States in order to tender Options based upon their status as 409A Options (although, for the avoidance of doubt, you will still be able to tender those same Options even if you are not subject to U.S. income tax, if and to the extent those Options qualify as High-Price Options).

An individual who is eligible to participate in the Offer is referred to as an “Optionee” in this Information Statement.

If you are not an employee, officer or director of Sonic (or a subsidiary of Sonic) on the Expiration Date, then none of your Options will be accepted for repurchase or cancellation. Any tendered Options will be returned to you and will remain exercisable in accordance with the terms in effect for such options immediately prior to the Expiration Date, including the current exercise price per share.

Please see Section 1 of “The Offer” of this Information Statement for more information on who is an Optionee.

Q4.	Are Optionees outside of the United States eligible to participate?

In general, Optionees who are employed outside of the United States and who hold Options are eligible to participate in the Offer. However, special considerations may apply to Optionees outside the United States depending on the laws of the jurisdiction in which the Optionee is located. Optionees should refer to Appendices A through F to this Information Statement for details regarding certain special considerations applicable to them in this Offer. In addition, as noted above, to the extent that an Optionee wishes to participate in the Offer based solely upon his or her ownership of 409A Options, he or she must be subject to income taxation in the United States with respect to that Option.

Please see “The Offer,” Section 1 of this Information Statement for more information on who may participate in the Offer.

Q5.	Why is Sonic making the Offer?

We are making the Offer for two principal reasons.

With respect to 409A Options, the principal reason is the potential adverse tax consequences that may apply to 409A Options. Specifically, as a result of our review of our past option grant practices, we have determined that each 409A Option was granted with an exercise price that is lower than the closing price per share of our common stock on the Nasdaq Global Select Market (the “Fair Market Value”) on the date that has now been determined to be the “Revised Measurement Date” for financial accounting purposes. By reason of their Revised Measurement Dates, 409A Options may be deemed to be below-market options for tax purposes under U.S. tax law. Specifically, Section 409A of the Code provides that an option granted with a below-market exercise price may be subject to taxation at an aggregate rate of 60% or more for employees who are not subject to state taxation in California, and an aggregate rate of 80% or more for employees who are subject to state taxation in California, in each case, on the value of that option as and when that option vests as well as when it is exercised, unless the Section 409A tax issues associated with the options are brought into compliance with Section 409A of the Code before January 1, 2009. Accordingly, Sonic has decided to provide Optionees with the opportunity to bring their 409A Options into compliance under Section 409A by raising the applicable exercise prices to the Fair Market Value on the Revised Measurement Date immediately before, and as condition to, their tender of 409A Options pursuant to the Offer.

With respect to the High-Price Options, the principal reasons the Company originally granted the eligible options was to provide an incentive to valued employees to remain employees of the Company, to help us create stockholder value and to share in the stockholder value that they create. However, our stock price has declined since the time these stock option grants were made, and all of the eligible High-Price Options are therefore “out of the money.” We wish to provide you the opportunity to benefit from your Options despite the loss of the stock’s value. Accordingly, we are providing you the opportunity to obtain the more certain benefit associated with the Cash Payment, in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your Options. Additionally, this program, to the extent Options are tendered, will increase the pool of shares available for future grant under the Plans. Whether to participate in the Offer is your decision, and you are free to reject the Offer if you so choose.

Please see Section 2 of “The Offer” of this Information Statement for more information on the purpose of the Offer.

Q6.	How much will I receive for my tendered Options?

For each Option that you elect to cancel, you will receive a Cash Payment in the range of $0.01 to $0.60 per option, as is specifically set forth in “The Offer,” Section 1. You will be provided with a personalized Election Form which indicated the per share payment offered for each share of common stock underlying your Options. If you have not received your personalized Election Form within two (2) business days after the commencement of this Offer, please contact TenderOffer@Sonic.com.

Your Options will be valued based on their original exercise price. All cancelled Options with the same exercise price will receive the same Cash Payment. Please see Section 1 of “The Offer” of this Information Statement for more information on the terms of the Offer.

Q7.	How was the amount of my Cash Payment determined?

Sonic’s management, at the direction of the Board of Directors and its Compensation, determined the amount that Sonic would offer for Options with certain ranges of exercise prices, based on the exercise prices. Unlike certain measures of option value, we did not adjust the amount offered for Options based on the amount of time remaining to exercise the options. The applicable Cash Payment for the various Options is listed in the table in Section 1. To determine your Cash Payment, take the number of eligible Options for each type of eligible Option and multiply it by the cash value of that Option listed in the table in Section 1 and then sum the values calculated for each type of Option. The Company’s determination as to the amount of your Cash Payment is final. You must make your own determination of the value to you of your eligible Options, and you are encouraged to consult with your own financial, accounting, tax and legal advisors. For additional information on the determination by us of your Cash Payment, see Section 1 of “The Offer.”

Q8.	When will I receive my Cash Payment?

You will be entitled to a prompt single lump sum Cash Payment, net of applicable withholding taxes, which will be paid on or about January 5, 2009. No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.

Q9.	Will any portion of my Cash Payment be subject to forfeiture or vesting after I receive it?

No. The Cash Payment for your cancelled Options, less any applicable tax withholdings, will be promptly paid on or about January 5, 2009, the first Monday in 2009. If you have elected to tender your eligible Options in connection with this Offer and did not rescind that election prior to the Expiration Date, this Cash Payment will not be subject to any vesting requirements or otherwise be subject to any risk of forfeiture.

Q10.	Will employees receive additional equity grants in the future?

The Company has traditionally made periodic grants of stock awards to selected officers, directors and employees and expects to continue to do so in the future. Your participation in the Offer will not entitle you to, or bar you from receiving, any additional equity grant in the future and any additional equity grants to you will depend on factors generally unrelated to past option awards. The amount of options and other types of equity grants in total that are available for future grant is limited by the number of shares authorized under our Plans. As indicated above, one of our purposes for making the Offer is to increase the number of shares available under the Plans for future grants. Thus, although you individually will not be entitled to, or barred from receiving, an additional equity grant by participating in the Offer, Options tendered for purchase will increase the number of shares available for future grants.

Q11.	Is it likely that an Offer similar to this one will be made in the future?

The Board of Directors is making this Offer, in part, as a result of the special circumstances surrounding the recent decline in the Company’s stock price. Accordingly, while the Board evaluates the Company’s compensation programs periodically, it has no current intention to make any similar offer in the future, and expects this to be a one-time event.

Q12.	Why should I consider participating in the Offer?

Currently, you hold eligible Options that represent your right to purchase shares of our common stock at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your eligible options was the market price on the date the option was granted (although may be deemed to be lower than the market price for financial accounting purposes on the Revised Measurement Date – See Questions 2 and 5 for additional information). Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option, because you are able to buy the stock at less than the current value and sell the resulting share for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), you would generally not exercise the stock option, since you would be able to purchase the same shares in the stock market at the same or lower price. If you tender your eligible Options for a Cash Payment and all other applicable conditions are met, you will receive a specific payment of cash following the expiration of this Offer. This Cash Payment may or may not be more valuable to you than continuing to hold your eligible options in the future. This determination depends on a number of factors, principally the performance of the Company’s common stock, the timing of such performance and your continued employment with the Company through relevant vesting dates. To illustrate this, consider the following hypothetical situation:

Assume that you hold an option to purchase 1,000 shares of common stock with an exercise price of $25 per share at a time when the common stock is trading at $11 per share and the Company is offering a Cash Payment of $1.23 per option. The amount of your Cash Payment would be $1,230 if you participated in the Offer. On the other hand, even if fully vested, your option has no currently realizable value to you because it is out of the money (i.e., the exercise price of the option ($25 per share) is equal to or greater than the price of the Company’s common stock).

To help evaluate the relative value of your eligible options and your Cash Payment, consider the following scenarios:

•
If the price of our common stock were to rise to $25 per share, the option would have no value to you because it would still not be in the money. Under these circumstances, the option would be less valuable than your $1,230 cash.

•
If the price of our common stock were to rise to $26 per share, the option would now be in the money (i.e., the exercise price would be less than the price of the Company’s common stock). Specifically, the option would be $1 in the money per share, having an aggregate value of $1,000 (i.e., the result obtained by multiplying $1 (representing the excess of the market price of $26 over the exercise price of $25) by 1,000). Under these circumstances, although the option would be in the money, it would still be less valuable than your $1,230 Cash Payment.

•
If the price of our common stock were to rise to $30 per share, the option would be $5 in the money per share, having an aggregate value of $5,000 (i.e., the result obtained by multiplying $5 (representing the excess of the market price of $30 over the exercise price of $25) by 1,000). Under these circumstances, the option would be more valuable than your $1,230 Cash Payment.

The three preceding scenarios do not take into account any timing component and do not reflect the values associated with any eligible Options or actual potential Cash Payments under the Offer. In this regard, note that your stock options provide that your options vest over a period of time, but even if that full period of time has not passed and your Options are not fully vested, you will become entitled to the Cash Payment in its entirety upon the expiration of this Offer. In evaluating this Offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the software sector, and the performance of our own business. Accordingly, there are risks associated with keeping your eligible options and deciding not to participate in this Offer. For more information about the risks relating to Company’s business in general, see Section II. We recommend that you read the discussion about our business contained in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent Annual Report on Form 10-K, in addition to our other periodic filings with the SEC. Please see Section 16 of “The Offer” of this Information Statement for instructions on how to access or receive copies of our most recent Annual Report on Form 10-K and our other periodic filings with the SEC.

Participating in this Offer involves a number of risks, including the risk that the price of our common stock could increase in the future, including as the result of a merger with another company after the expiration date of this Offer, although there is no such merger transaction contemplated at this time. If the price of our common stock rises above the exercise price of your option, your tendered options might be worth more than the Cash Payment you receive in exchange for tendering them. Also, the Cash Payment you receive for tendering your eligible options will be subject to income and employment-related taxes on the amount you receive.

See “Certain Risks of Participating in the Offer” beginning on page 23 for a discussion of risks that you should consider before participating in the Offer.

Q13.	Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose to tender your Options pursuant to the Offer or to retain those Options.

Please see “The Offer,” Sections 1, 4 and 6 of this Information Statement for more information on the requirements for participation in the Offer.

Q14.	Will my decision about whether to participate or not in the Offer affect my eligibility to receive future equity awards from Sonic?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from Sonic. Any additional equity awards granted to Optionees in the future will be made in the sole discretion of Sonic’s Board of Directors and the Compensation Committee of our Board of Directors, without regard to a decision to accept or reject the Offer.

Q15.	Will I be required to give up all of my rights under the cancelled Options?

Yes. Once we have accepted your Options for cancellation, your Options will be cancelled and you will no longer have any rights under those Options. We intend to cancel all tendered Options accepted for purchase promptly following the Expiration Date of the Offer.

Q16.	If I decide to tender in the Offer, what will happen to my tendered Options?

If you elect to tender in the Offer, your tendered Options will be cancelled promptly after we accept your election to tender these Options. If the Options tendered are 409A Options, you must consent on your personalized Election Form to an increase of the exercise price of the 409A Options to the Fair Market Value on the Revised Measurement Date and the exercise price will be increased to the Fair Market Value on the Revised Measurement Date immediately prior to cancellation. This increase in exercise price WILL NOT affect the amount paid to you with respect to the 409A Options tendered in the Offer.

Please see “The Offer,” Section 1 of this Information Statement for more information on the terms of the Offer.

Q17.	Will the shares subject to cancelled Options be returned to the pool of shares available for future grant under any other Sonic Plan?

Yes. The shares of common stock underlying Options cancelled in the Offer will be available for future equity awards.

Q18.	What are the conditions to the Offer?

The Offer is subject to a number of conditions, including the conditions described in “The Offer,” Section 6 of this Information Statement. The Offer is not conditioned upon the tender of a minimum number of Options for cancellation and purchase.

Q19.	Do I have to accept the Offer with respect to all of my Options or may I decide to accept the Offer with respect to only a portion of the Options?

Certain persons may hold more than one grant that includes Options as defined in this Information Statement. If you hold multiple grants of this kind, you do not need to tender all of them, but if you elect to include a particular grant in this Offer, you must tender all of the eligible Options in that grant (that is, you can choose to participate on a grant-by-grant basis, but you cannot tender fewer than all of the eligible Options in a particular grant).

Please see “The Offer,” Section 1 of this Information Statement for more information on the terms of this Offer.

Questions about Section 409A Options

Q20.	What happens if my options are deemed to be subject to Section 409A?

Based on currently available guidance provided by the Internal Revenue Service (the “IRS”), we believe that the following adverse U.S. federal tax consequences apply to 409A Options (to the extent that they are not cured through the Offer):

•	In the tax year when the 409A Option vests:

o
To the extent that the Fair Market Value of the shares underlying the 409A Option is greater than their exercise price, the holder will generally recognize taxable income in the tax year(s) starting in 2005 when the 409A Option vests. The amount of income recognized in connection with vesting will likely be equal to the Fair Market Value of the newly vested shares, less the exercise price payable for those shares. While it is not clear when this income would be measured, as the IRS has not yet issued final guidance on this point, the amount of income will likely be based on the value of the shares on the vesting date or on December 31 of the year in which the option vests;

o	The holder will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with vesting;

o	The holder will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported; and

o	This taxation could occur even though the 409A Option remains unexercised.

•	In the years between the date of vesting and the date of exercise:

o
To the extent that the Fair Market Value of the shares underlying the 409A Option is greater than their exercise price, the holder will generally recognize taxable income in the tax year(s) between the date of vesting and the date of exercise. The amount of income recognized will likely be equal to the Fair Market Value of the vested shares on December 31 of such tax year, less the exercise price payable for those shares and less any income previously recognized (that is, income recognized with respect to the year of vesting, as described above);

o	The holder will incur an additional 20% federal income tax because of Section 409A on the income recognized for the relevant year;

o	The holder will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported; and

o	This taxation could occur even though the 409A Option remains unexercised.

•	In the year the 409A Option is exercised:

o
To the extent that the Fair Market Value of the shares underlying the 409A Option is greater than their exercise price, the holder will generally recognize taxable income in the tax year(s) after 2005 when the 409A Option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the Fair Market Value of these purchased shares, less the sum of the exercise price paid and any income previously recognized (i.e., any income recognized with respect to the year of vesting and each December 31 thereafter, as described above);

o	The holder will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with the paragraphs above; and

o	The holder will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported.

In addition, certain states have also adopted laws similar to Section 409A such that the holder of a 409A Option may also incur additional taxes and penalties under such state law provisions with respect to 409A Options based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section 409A that will likely result in an aggregate state and federal income tax rate of approximately 80% or more with regard to a 409A Option for individuals subject to taxation in California.

You are strongly encouraged to consult with your personal tax advisor to confirm your individual federal and state tax exposure applicable to your 409A Options. However, you should note that Sonic must report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized under Section 409A and other applicable tax laws in connection with 409A Options that are not cured by the Offer. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise.

Please see “The Offer,” Section 13 of this Information Statement for more information on the material U.S. federal tax laws applicable to 409A Options and the Offer.

Q21.	Why may Sonic stock options be deemed to have been granted at a discount for purposes of Section 409A?

As part of our review of our option grant practices and related accounting and subsequent restatement of certain of our financial statements, we determined that certain stock options have a different “measurement date” for financial accounting purposes than the “grant date” set forth in the applicable option agreement. We generally set the exercise price for our stock options equal to the Fair Market Value of our common stock on the “grant date.” Therefore, if the Fair Market Value of our common stock on the “measurement date” exceeds the Fair Market Value of our common stock on the “grant date,” the options are deemed to have been granted at a discount for purposes of our accounting treatment of the options.

The definition of “measurement date” for accounting purposes is somewhat different from the definition of “grant date” for tax purposes, but these two terms are not substantially different. Based on the currently available guidance under the Code, we believe that the IRS may determine that the “grant date” for tax purposes (including for purposes of determining compliance with Section 409A) is the same as the “measurement date” for accounting purposes and, therefore, that certain Sonic stock options were granted at a discount for purposes of Section 409A.

Please see “The Offer,” Section 2 of this Information Statement for more information about the purpose of the Offer.

Q22.	If I accept the Offer, am I guaranteed that my 409A Options will not be subject to the adverse personal tax consequences under Section 409A?

While there is no guarantee, we believe that the increase of the exercise price of 409A Options to their Fair Market Value on the Revised Measurement Date (which holders of 409A Options are required to consent to as a condition to acceptance of the Offer with respect to tendered 409A Options) complies in good faith with available guidance to help avoid or minimize the potentially adverse personal tax consequences of Section 409A. We strongly recommend that you consult with your personal tax advisors to determine the tax consequences of electing or declining to participate in the Offer.

Please see “The Offer,” Section 13 of this Information Statement for more information on the material U.S. federal tax consequences of this Offer.

Q23.	What happens to the portion of my 409A Options that vested before January 1, 2005?

Under the currently available guidance for Section 409A, “discounted” or below-market stock options (or any portion of a stock option) that vested before January 1, 2005, and that were not materially modified after October 3, 2004, are exempted from the adverse personal tax treatment under Section 409A. Therefore, this part of an option that is otherwise a 409A Option will not be eligible for participation in the Offer on the basis of being a 409A Option, although it may still be eligible for participation if it is a High-Price Option (that is, its exercise price is greater than or equal to $7.00).

Q24.	When may I exercise the portion of my 409A Options that vested before January 1, 2005?

You may exercise the portion of each of your 409A Options that vested before January 1, 2005 at any time before or after the termination or expiration of the Offer (but in no event after the expiration of its term), subject to Sonic’s normal trading window requirements. We believe such an exercise will not give rise to adverse taxation under Section 409A.

How to Elect to Tender your Eligible Options

Q25.	How do I participate in the Offer?

To participate in the Offer, you must make a voluntary election that will become irrevocable on the Expiration Date, to cancel your outstanding Options by tendering your Options in the manner provided in this Offer in exchange for a Cash Payment (less applicable tax withholdings) equal to the amount indicated in your personalized Election Form. This information will be provided to you shortly and will list all of your Options and the offered purchase price for those Options.

The Cash Payment for your cancelled Options, less any applicable tax withholdings, will be promptly paid on or about January 5, 2009, the first Monday in 2009, and this Cash Payment will not be subject to any vesting requirements or otherwise be subject to any risk of forfeiture.

Please see “The Offer,” Section 4 of this Information Statement for additional information on the procedures for tendering your Options.

Q26.	How and when do I tender my Options?

If you an Optionee then you will receive an email on the commencement date of the Offer containing a personalized Election Form, which will identify you as an Optionee, and will describe each of your then-outstanding Options.

To accept this Offer, you must complete and submit your personalized Election Form that sets forth your election for your Options. Your completed personalized Election Form, and any subsequent change thereto, must be submitted by 11:59 p.m., Eastern Standard Time, on December 26, 2008 (or a later date if we extend the Offer). You may change your elections at any time prior to the Expiration Date. If we do not receive your Election Form by 11:59 p.m. on the Expiration Date, you will be deemed to have rejected the Offer. Employees holding 409A Options should be aware that adverse tax consequences under Section 409A may apply to your 409A Options if you reject this Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise.

You must submit a completed personalized Election Form (1) via email to TenderOffer@Sonic.com or (2) via hand delivery, certified mail or Federal Express to Wil Lindgren at our Novato office: 101 Rowland Way, Suite 110, Novato, CA 94945. If you submit your personalized Election Form by email, you must keep a copy of both (1) your Election Form and (2) your email submission.

We will send you an email with your Election Confirmation Statement within three (3) business days after we have received your Election Form (including any subsequent Election Form). Within three (3) business days after the Expiration Date, we will send you a Final Election Confirmation Statement, reflecting the last election we received from you. If you have not received any of these confirmations at the appropriate time, you must confirm that we have received your completed Election Form by contacting TenderOffer@Sonic.com and providing a copy of your Election Form and email submission and any Election Confirmation Statement that you did receive.

If you have tendered your Options in the Offer and we have accepted your Election Form, then you will receive a Cash Payment equal to the amount described in Section 1 of this Information Statement and set forth on your personalized Election Form, less any applicable tax withholdings. You will receive the Cash Payment, less any applicable tax withholdings, on or about January 5, 2009, the first Monday in 2009, and this payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. To the extent that you tender Options that constitute 409A Options, as a condition to tendering you must consent on the personalized Election Form to the increase of the exercise price per share to the Fair Market Value on the Revised Measurement Date. Prior to their cancellation Sonic will increase the exercise price per share to the Fair Market Value on the Revised Measurement Date. Other than the change in the exercise price, no other terms or provisions of the tendered 409A Options will be amended or modified prior to cancellation, and the offered payment will be based on the original, un-amended exercise price.

Please see “The Offer,” Section 4 of this Information Statement for additional information on the procedures for tendering your Options.

Q27.	Will Sonic tell me if there is a problem with my Election Form?

Sonic is not obligated to give you notice of any defects or irregularities in any Election Form, or other related documentation, and no one will be liable for failing to give notice of any defects or irregularities. However, if you receive the Election Confirmation Statement described in Question 26 above as to your election, you can assume that we have received your Election Form. Please review your Election Confirmation Statement carefully to confirm that it accurately reflects what you believe to be your election.

Q28.	During what period of time may I change my election with respect to my Options?

You may change your previously submitted election at any time before 11:59 p.m. Eastern Standard Time on December 26, 2008 (or any extended Expiration Date of the Offer). You may change your previously submitted elections as many times as you would like before the expiration of the Offer. The process to change your election is the same as the process to make your initial election.

Please see “The Offer,” Sections 4 and 5 of this Information Statement for additional information on changing your election.

Q29.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer will expire on December 26, 2008, at 11:59 p.m. Eastern Standard Time, unless we extend the Offer. This time and date are referred to as the “Expiration Date” of the Offer; if we extend the Offer, the new deadline time and date will be the “Expiration Date.” This deadline means that we must have received a proper tender of your Options before that time.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Standard Time on the next business day following the previously scheduled expiration of the Offer.

We reserve the right to reject any or all tenders of Options that we determine are not in an appropriate form or that we determine are unlawful to accept. Otherwise, we will accept those Options for which you have made a proper and timely tender that is not withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such Options promptly after the expiration of the deadline to elect to tender Options in the Offer.

Please see “The Offer,” Section 14 for more information on our ability to extend the Offer.

Q30.	If I am an Optionee but I do NOT want to tender my Options, do I need to fill out an Election Form?

No. You don’t have to accept this Offer. This Offer is completely voluntary, and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding Options will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to do any other or otherwise contract the Company. In fact, if you decide not to participate in this Offer, you do not need to submit an Election Form. However, if you do not submit an Election Form by the expiration of the Offer, you will be deemed to have rejected the Offer as to all of your Options, whether or not you wished to participate in the Offer.

Please note that if you do not elect to tender your 409A Options, adverse tax consequences under Section 409A and applicable state tax laws would likely apply to your 409A Options, and you will be solely responsible for any excise taxes, penalties, or interest payable under Section 409A or otherwise, including those resulting from any exercise or disposition of such 409A Option after the Expiration Date.

Q31.	Does Sonic make any recommendations as to whether I should tender my Options pursuant to the Offer?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender your Options pursuant to this Offer. You must make your own decision whether to tender your Options, after taking into account your own personal circumstances and preferences. We recommend that you consult with your personal tax advisors when deciding whether or not you should tender any 409A Options that you hold.

Q32.	What are some of the key dates to remember?

The commencement date of the Offer is November 26, 2008.

The Offer will expire at 11:59 p.m. Eastern Standard Time on December 26, 2008 (unless we extend it).

U.S. Federal Income Tax Considerations

Q33.	What are the tax consequences if I tender Options pursuant to the Offer?

We believe that by tendering 409A Options pursuant to the Offer and increasing of the exercise price of those 409A Options to their Fair Market Value on the Revised Measurement Date immediately prior to cancellation as a condition to tender, Optionees will not be subject to adverse taxation under Section 409A. However, you should note that the application of Section 409A to the 409A Options is not entirely free from doubt. You are strongly encouraged to consult with your personal tax advisors regarding the tax treatment of your 409A Options and the consequences of participation in this Offer.

The following is a general summary under current law of the material United States federal income tax consequences to participants in the Offer. This summary deals with the general tax principles that apply and is provided only for general information. Certain kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice.

To comply with Internal Revenue Service Circular 230, you are hereby notified that: (a) any discussion of federal tax issues in this program is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) any such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein by Sonic; and (c) you should consult your own independent tax advisor as to the specific tax consequences to you of tendering in the Offer.

If you exchange your Options for cash in the Offer and are subject to tax only in the United States, you will be required under current law to recognize income for United States federal income tax purposes at the time of the exchange, which will occur upon our acceptance of your Options promptly following the expiration of the Offer. The cash you receive will be subject to withholdings in the year received at the same rate as applied to your bonus, stock compensation income or other supplemental compensation income. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. Other deductions you may have elected, such as for our 401(k) Plan, will not be made from this payment.

If you are a resident of or are otherwise subject to tax in a country other than the United States, your tax consequences with respect to the Offer may vary from those tax consequences described above. Please be sure to refer to Appendices A through F for a discussion of the tax and legal consequences of electing to tender in the Offer in the country in which you reside and are subject to tax. Tax consequences may vary depending on each individual option holder’s circumstances. (See Appendices A through F, as applicable.) We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of tendering in the Offer.

You should consult with your own tax advisor to determine the personal tax consequences to you of tendering in this Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Please see “The Offer,” Section 13 of this Information Statement for more information on the material U.S. federal tax consequences of this Offer.

How to get More Information

Q34.	Where can I find more information about the Offer?

The complete terms and conditions of the Offer are set forth in this Information Statement, including the Exhibits to the Schedule TO available at www.sec.gov or by contacting TenderOffer@Sonic.com. You should carefully read this Information Statement in its entirety to learn about the Offer.

Please see Section 16 of “The Offer” of this Information Statement for instructions on how to access or receive copies of our most recent Annual Report on Form 10-K and our other periodic filings with the SEC.

Q35.	To whom can I talk if I have questions about the Offer?

For additional information or assistance, you should contact TenderOffer@Sonic.com.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks described below and risks discussed elsewhere in this Information Statement. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended March 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008, is incorporated herein by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in “The Offer,” Section 16 “Additional Information.” You should carefully consider these risks and are encouraged to consult your tax advisor before deciding to participate in the Offer.

1. Economic Risks

The amount of the Cash Payment to be paid for your eligible Options in the Offer may be less than the net proceeds you would ultimately realize if you kept those options and exercised them sometime in the future.

The Cash Payment that you will receive if you tender your eligible Options in the Offer may or may not be more valuable to you than continuing to hold your eligible options in the future. Whether you would realize a greater amount by retaining your eligible options and exercising them in the future, as compared to tendering them in the Offer, will depend primarily on the future market price of our common stock. If the price of our common stock rises sufficiently above the exercise price of your eligible options before the date those options expire, terminate or are forfeited, your tendered Options might be worth more than the Cash Payment you could receive by participating in the Offer. On the other hand, if our stock price does not increase sufficiently before the date your eligible options expire, terminate or are forfeited, you could have received a greater benefit by tendering your eligible Options in the Offer.

For example, if you cancel Options with an exercise price of $8.00 per share, and the price of our common stock increases to $15.00 per share after that cancellation, you will not be able to later exercise those Options and receive the benefits of that increase.

Also, the cash that you receive in connection with the Offer will be subject to income and employment-related taxes.

There can be no assurances concerning the future performance of our common stock, which will depend upon a number of factors, including the overall economic environment, the performance of the overall stock market and the performance of our own business.

If we are acquired by or merge with another company after the date on which your Options are cancelled, you will not receive any economic benefit from an increase in the value of our stock associated with such a transaction.

A transaction involving us, such as a merger or acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to tender in the Offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those Option holders who did not participate in this Offer and retained their original Options.

2. Tax Risks

The determination as to whether 409A Options were granted at a discount for purposes of Section 409A is not completely certain.

As part of our review of our historical option grant practices and related accounting and our subsequent restatement of certain of our financial statements, it has been determined that the 409A Options have a different “measurement date” for financial accounting purposes than the stated “grant date.” We generally have set the exercise price for our stock options equal to the Fair Market Value of our common stock on the “grant date.” Therefore, as the Fair Market Value on the “measurement date” exceeds the Fair Market Value on the “grant date” in the case of each 409A Option, the 409A Options were deemed to have been granted at a discount from the Fair Market Value on the measurement date. The definition of “measurement date” for accounting purposes is somewhat different from the definition of “grant date” for tax purposes, but these two terms are not substantially different. It is not clear based on the currently available guidance under the Code whether the IRS will determine that the “grant date” (for tax purposes, including for purposes of determining compliance with Section 409A) must be the same as the “measurement date” (for accounting purposes).

Even if you accept the Offer and receive cash for your 409A Options, the tax treatment of this payment is not completely certain, and you may still be required to pay 20% federal tax on the payment under Section 409A.

Because each 409A Option was issued with an exercise price that is or may be lower than the Fair Market Value of the underlying shares on the date of grant as determined for tax purposes, such options may be subject to adverse personal taxation under Section 409A. Section 409A generally provides that you will recognize taxable income at the time a discounted stock option is no longer subject to a substantial risk of forfeiture (for example, when such option vests) and that you will recognize additional taxable income each year until the discounted option is exercised. Such income would be taxable at ordinary income rates and will also be subject to a 20% federal tax, and possibly additional taxes in the nature of interest, in addition to the usual applicable withholding and employment taxes.

We believe that we have complied in good faith with the guidance issued to date by the IRS with respect to offering to amend and then cancel the 409A Options to avoid or minimize the adverse personal tax consequences of Section 409A. As a consequence, we believe that by the increase of the exercise price of 409A Options to their Fair Market Value on the Revised Measurement Date (which holders of 409A Options will be required to consent to as a condition to acceptance of the Offer with respect to tendered 409A Options) may enable an Optionee to avoid or minimize the adverse personal tax consequences under Section 409A. Guidance issued after the date of this Offer or a future determination by the IRS could provide that the terms of the Offer do not avoid the adverse personal tax consequences of Section 409A. Therefore, it is not completely certain that tendering your 409A Options pursuant to the terms of this Offer would completely avoid the potential adverse personal tax consequences under Section 409A.

The tax treatment of discounted options under state tax law or the tax laws of other jurisdictions is not completely certain, and you may be required to recognize income prior to the exercise or other settlement of your 409A Options or pay additional taxes in respect of your 409A Options under applicable state or foreign tax laws, even if you participate in the Offer.

It is possible that 409A Options will be subject to taxes that are imposed under applicable state tax laws or foreign tax laws that are similar to Section 409A. Therefore, you may incur taxes under such provisions with respect to your 409A Options based on the state in which you are subject to taxation in addition to the federal taxes you may pay under Section 409A. For instance, California has adopted a provision similar to Section 409A that will result in an aggregate state and federal tax rate of approximately 80% or more with regard to a discounted stock option.

In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your 409A Options.

“The Offer,” Section 13 of this Information Statement describes certain material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. You are strongly encouraged to consult with your personal tax advisors to confirm your individual tax situation.

For Employees Subject to Tax Inside the U.S.

Generally you will be subject to income and employment-related taxes on the amount you receive upon the repurchase of your options. Please see “The Offer,” Section 13 of this Information Statement for more information about the possible tax consequences associated with the repurchase of your options. We recommend that you consult with your tax adviser prior to participating in the Offer.

For Employees Subject to Tax Outside the US

If you are a tax resident or citizen of a jurisdiction outside the U.S., you should refer to Appendices A through F for information about the tax consequences associated with the repurchase of your options that may apply in your country. We recommend that you consult with your tax adviser prior to participating in the Offer.

3. Procedural Risks

If you participate in the Offer, there are a number of procedural steps that must be followed for. These procedural steps are discussed in greater detail in “The Offer,” Sections 4 and 5 of this Information Statement. If you fail to follow these procedural steps, you will risk that your Options will not be purchased in the Offer.

You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Options are received by us before the Expiration Date and that such form accurately reflects your election. You should make a copy of the Election Form that and any email that you submit. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing an Election Confirmation Statement to you within three (3) business days after we receive your Election Form. If you have not received an Electronic Confirmation Statement in the time frame prescribed, you must send your printed copies of your last Election Form, email delivery receipt or other evidence of delivery, and any Election Confirmation Statement that you did receive to TenderOffer@Sonic.com to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not receive your Election Confirmation Statement, please contact TenderOffer@Sonic.com.

THE OFFER

1. Material terms; No other rights; Additional considerations.

Sonic Solutions (“Sonic,” “Company,” “we,” “our,” or “us”) is making an offer (the “Offer”) to certain individuals to cancel certain outstanding stock options to purchase shares of our common stock previously granted under the Sonic Solutions 2000 Stock Option Plan, the 2004 Stock Incentive Plan, the 2004 Equity Compensation Plan, and the 2005 Stock Incentive Plan (Non-U.S. Employees) (collectively, the “Plans”) in exchange for a cash payment (the “Cash Payment”).

THE OFFER:

Some of our employees hold stock options with exercise prices that may be lower than the closing price per share of our common stock on the Nasdaq Global Select Market (the “Fair Market Value”) on the applicable grant date, as determined for tax purposes. Certain of these options may therefore be subject to adverse tax consequences under Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and applicable state tax laws (collectively, “409A Options”). In addition, some of our employees and directors hold options (some of which may be 409A Options) to purchase our common stock with an exercise price of $7.00 (the “Reference Price”) or higher, which is greater than the current market price of our common stock laws (collectively, “High-Price Options”). We refer to the 409A Options and the High Price Options collectively as the “Options.”

We are offering to cancel the Options in exchange for a Cash Payment calculated in the manner described in this Information Statement. Each eligible individual who holds Options will be provided with a personalized Election Form setting forth the payment offered for each of his or her Options

The Option purchase prices for particular Option grants are summarized in the following table:

Exercise Price Range	Payment Per Option
$1.00 to $2.50	$0.60
$2.51 to $4.00	$0.30
$4.01 to $5.50	$0.15
$5.51 to $7.00	$0.10
$7.01 to $8.50	$0.06
$8.51 to $10.00	$0.05
$10.01 to $14.00	$0.03
$14.01 to $18.00	$0.02
$18.01 to $22.00	$0.01

Material terms

Below is a summary of the general requirements and mechanics for the Offer.

Eligible Optionees (each of whom we refer to as an “Optionee” and collectively as“Optionees”):

To be eligible to participate in the Offer, you must be a current employee or director of Sonic (or any subsidiary of Sonic) on the Expiration Date (as defined below).

409A Options:

•	The option was granted under one of the Plans; AND

•
The option has a current exercise price that is lower than the Fair Market Value per share of Sonic’s common stock on the date that has been determined to be the “Revised Measurement Date” for that option for financial accounting purposes; AND

•	The option is outstanding on the Expiration Date; AND

•	The option was not granted to an individual who was an executive officer or director of Sonic at the time of the grant; AND

•	The option was granted to an individual who is subject to income taxation in the United States; AND

•	The option is held by an Optionee; AND

•
EITHER the option (or part thereof) had not vested prior to January 1, 2005, OR the option (or part thereof) has otherwise been determined by Sonic to be potentially subject to adverse taxation under Section 409A.

High-Price Options:

•	The option was granted under one of the Plans; AND

•	The option has an exercise price of $7.00 or higher per share; AND

•	The option was granted prior to June 1, 2008; AND

•	The option is outstanding as of the Expiration Date; AND

•	The option is held by an Optionee.

Terms of Offer:

•	The Offer is not conditioned upon a minimum number of Options being tendered for cancellation, but the Offer is subject to customary conditions, as described in Section 6.

•
If you elect to tender Options for cancellation as described in this Offer and if your Options are accepted for purchase, we will cancel your Options and you will receive a Cash Payment equal to the amount described in Section 1 and set forth on your personalized Election Form, less any applicable tax withholdings. The Cash Payment will be promptly paid on or about January 5, 2009, the first Monday in 2009, regardless of whether you remain employed with Sonic on that date (provided that you qualify as an Optionee on the Expiration Date). The offered payment listed on your personalized Election Form for each Option will be based upon the original exercise price of the Option, as set forth in the above table.

•
An Option, or portion of an Option, may qualify as both a 409A Option and a High-Price Option. To the extent that you tender Options that constitute 409A Options, as a condition to tendering you must consent to the increase of the exercise price per share to Fair Market Value on the Revised Measurement Date. Prior to their cancellation Sonic will increase the exercise price per share to the Fair Market Value on the Revised Measurement Date. Other than the change in the exercise price, no other terms of the tendered 409A Options will be amended or modified prior to cancellation, and the offered payment will be based on the original, un-amended exercise price.

General Requirements:

•
Certain persons may hold more than one grant that includes Options as defined in this Information Statement. If you hold multiple grants of this kind, you do not need to tender all of them, but if you elect to include a particular grant in this Offer, you must tender all of the Options in that grant (that is, you can choose to participate on a grant-by-grant basis, but you cannot tender fewer than all of the Options in a particular grant).

•
If only a portion of an option meets the conditions described above, then only that portion will be considered Options for purposes of the Offer, and the balance of that option will not be eligible for cancellation and purchase pursuant to this Offer.

Expiration Date:

•	December 26, 2008, unless we extend it as described in this Information Statement (such date, or any extension thereof, the “Expiration Date”).

No other rights.

Participating in the Offer will not create any contractual or other right of the tendering Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Optionee’s employment with us, and an Optionee’s employment may be terminated by us or by the Optionee at any time, for any reason, with or without cause. The employment of Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

2. Purpose of the Offer.

We are making the Offer for two principal reasons.

With respect to 409A Options, we are making this Offer in order to offer our employees a way to avoid potential adverse tax consequences that may apply to 409A Options. Specifically, as a result of our review of our past option grant practices, we have determined that each 409A Option was granted with an exercise price that is lower than the Fair Market Value per share of our common stock on the date that has now been determined to be the “Revised Measurement Date” for financial accounting purposes. By reason of their revised measurement dates, 409A Options may be deemed to be below-market options for tax purposes under U.S. tax law. Specifically, Section 409A of the Code provides that an option granted with a below-market exercise price may be subject to taxation at an aggregate rate of 60% or more for employees who are not subject to state taxation in California, and an aggregate rate of 80% or more for employees who are subject to state taxation in California, in each case, on the value of that option as and when that option vests as well as when it is exercised, unless that option is brought into compliance with Section 409A before January 1, 2009. Accordingly, Sonic has decided to provide Optionees with the opportunity to bring their 409A Options into compliance under Section 409A by raising the applicable exercise prices to the Fair Market Value on the Revised Measurement Date immediately before, and as condition to, their purchase pursuant to the Offer.

With respect to the High-Price Options, we believe that the Options are not achieving their intended incentive and compensatory purpose, as the exercise price is (and has been for an extended period of time) greater than $ 0.96 per share, the closing price of our common stock on November 21, 2008, as reported on the Nasdaq Global Select Market. By offering to purchase outstanding options, we hope to provide some value to the holders of High Price Options.

3. Status of Options not tendered.

If you choose not to tender your Options you must still submit an Election Form indicating that you are declining to accept the Offer. Your Options will continue to remain outstanding in accordance with their existing terms.

You should note that Sonic must report to the IRS (and any applicable state or foreign taxing authority), and make applicable tax withholdings in respect of, any income that should be recognized by you under applicable tax law in connection with those Options that are not tendered. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise and under any state and foreign tax laws, including those taxes, penalties and interest resulting from any exercise or disposition of such 409A Option.

4. Procedures for tendering Options.

Obtain Personalized Election Form

At the commencement of the Offer, each Optionee will receive an email announcing the Offer and containing the material documents related to the Offer (the “Commencement Notice,” in substantially the form attached hereto as Exhibit 99.(a)(1)(B)). In addition, each Optionee will receive a second email (in substantially the form attached hereto as Exhibit 99.(a)(1)(C)) containing a personalized Election Form (in substantially the form attached hereto as Exhibit 99.(a)(1)(D)) that describes his or her Options.

If you believe you are an Optionee and you did not receive both of these emails and your personalized Election Form, please contact TenderOffer@Sonic.com.

Complete the Election Form

If you decide to elect to tender your Options for cancellation and payment pursuant to the Offer, you must:

•	Print a copy of your personalized Election Form;

•	Complete and sign the Election Form (and, for each 409A Option tendered, consent to the increase of the exercise price per share to the Fair Market Value on the Revised Measurement Date); and

•
Submit a copy of your completed personalized Election Form (1) via email to Wil TenderOffer@Sonic.com or (2) via hand delivery, certified mail, or Federal Express to Wil Lindgren at our Novato office: 101 Rowland Way, Suite 110, Novato, CA 94945.

•	Your Election Form must be received by 11:59 p.m. Eastern Standard Time on December 26, 2008.

If we extend the Offer beyond December 26, 2008, you must deliver those documents before the extended Expiration Date of the Offer. We will not accept any Election Form after the expiration of the Offer.

If you submit your Election Form via email to TenderOffer@Sonic.com, please print a copy of the email that is sent to you so that you have a record of delivery. You must keep a copy of both (1) your Election Form and (2) your email submission.

To accept this Offer, you must complete and submit your personalized Election Form that sets forth your election for your Options to reject the Offer. However, if you do not complete and submit the Election Form, you will be deemed to have rejected the Offer, and your Options will not be amended or cancelled and purchased pursuant to the Offer, as applicable. Optionees should be aware that adverse tax consequences under Section 409A and applicable state tax laws may apply to your 409A Options if you reject the Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise.

You may change your elections at any time prior to the expiration of the Offer on the Expiration Date. If we do not receive your Election Form by 11:59 p.m. Eastern Standard Time on the Expiration Date, you will be deemed to have rejected the Offer.

Receive Confirmation of Election.

Within three (3) business days after your Election Form is received, we will email you an Election Confirmation Statement (in substantially the form attached hereto as Exhibit 99(a)(1)(E)). Within three (3) business days after the Expiration Date, we will email you a Final Election Confirmation Statement that confirms the last election that you made for your Options as of the Expiration Date (in substantially the forms attached hereto as Exhibits 99.(a)(1)(F) and 99.(a)(1)(G), respectively). Please print and keep a copy of the Election Confirmation Statement and Final Election Confirmation Statement that you receive. If you have not received any of these confirmations at the appropriate time, you must confirm that we have received your completed Election Form by contacting TenderOffer@Sonic.com and providing a copy of your Election Form and email submission and any Election Confirmation Statement that you did receive to evidence proper and timely submission of your Election Form.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to the portion of each outstanding option that comprises an Option for purposes of the Offer. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept each properly and timely tendered Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Option or any particular Optionee. No tender of an Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Your tender of an Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that, upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept all Options that have been properly tendered and not validly withdrawn before the Expiration Date.

However, if you are not an employee or director of Sonic (or any Sonic subsidiary) on the Expiration Date, then none of your tendered Options will be accepted. The tendered Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. Your 409A Options will be subject to adverse income taxation under Section 409A.

Our acceptance of your tendered Options pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Accordingly, within three (3) business days after the Expiration Date, we will email you a Final Election Confirmation Statement, reflecting the last election we received from you.

5. Withdrawal rights.

You may only withdraw your tendered Options in accordance with the provisions of this Section 5.

(i)	You may withdraw some or all of your tendered Options at any time before 11:59 p.m., Eastern Standard Time, on the Expiration Date of the Offer.

(ii)
To validly withdraw your tendered Options, you must submit a new Election Form via email to TenderOffer@Sonic.com or by hand delivery, certified mail, or Federal Express to Wil Lindgren at our Novato office: 101 Rowland Way, Suite 110, Novato, CA 94945.

You may only submit a new Election Form to withdraw your Options from the Offer while you still have the right to withdraw the tendered options in accordance with the requirements of subparagraph (i) above.

You may not rescind any withdrawal, and any Option you withdraw will no longer be deemed tendered pursuant to the Offer, unless you properly re-tender that Option before the Expiration Date by following the election and tender procedures described in Section 4.

Neither Sonic nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Options from the Offer. Our determination of those matters will be final and binding.

6. Conditions of the Offer.

We will not accept any Options tendered to us, and we may terminate or amend the Offer or postpone our acceptance of any Options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after November 25, 2008, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Options tendered to us:

(a)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect and/or subsequent repurchase for some or all of the tendered 409A Options pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment and/or the cancellation and purchase of the Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept some or all of the tendered Options;

•
materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A or other tax laws that would affect the Offer or the 409A Options; or

•
materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;

•
any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)
there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e)
a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 26, 2008;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 26, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)
any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)
any rules, regulations or actions by any governmental authority, the Nasdaq Stock Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Sonic that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them, at any time before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Should we decide to waive any of the material conditions of the Offer, the Offer will remain open for the five (5) business days following the date we announce the waiver. Any determination we make concerning the events described in this Section 6 may be challenged by an Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

7. Price range of common stock underlying the Options.

There is no established trading market for the Options or any other options granted under our Plans.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “SNIC.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

Quarter Ended	High	Low
September 30, 2008	$6 .84	$3.31
June 30, 2008	$10.33	$5.61
March 31, 2008	$10.94	$7.73
December 31, 2007	$13.07	$7.72
September 30, 2007	$13.54	$7.38
June 30, 2007	$15.16	$11.76
March 31, 2007	$19.35	$13.74
December 31, 2006	$17.81	$14.34
September 30, 2006	$16.95	$13.25
June 30, 2006	$18.47	$14.20

On November 21, 2008 the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.96 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of those companies.

8. Source and amount of consideration; Terms of Plans.

We will pay the purchase price for Options acquired in the Offer out of cash on hand. If all eligible Options are tendered and accepted in the Offer, the aggregate cash purchase price for such Options would be approximately $212,319.

Terms of the Plans.

The Options have all been granted pursuant to one of the Plans.

The following is a description of the principal features of each Plan that apply to option grants made under such Plan. The description of each Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the applicable Plan and the form of stock option agreement in effect for the Options granted under that Plan. The 2000 Stock Option Plan has been filed as an exhibit to our Definitive Proxy Statement for the fiscal year ended March 31, 2000 filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2000; the 2004 Stock Incentive Plan has been filed as Exhibit 10.7 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed with the SEC on November 9, 2004; the 2004 Equity Compensation Plan as been filed an exhibit to our Current Report on Form 8-K filed with the SEC on September 13, 2004; and the 2005 Stock Incentive Plan (Non-U.S. Employees) has been field as Exhibit 10.21 to our Annual Report on Form 10-K for the year ended March 31, 2005. Plans have been filed as Exhibits 99.(d)(1)(A), 99.(d)(1)(B), 99.(d)(1)(C) and 99.(d)(1)(D) to our Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on November 25, 2008. Please contact TenderOffer@Sonic.com, to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense.

Sonic Solutions 2000 Stock Option Plan

In 2000, we adopted the Sonic Solutions 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan covers 3.0 million shares of Common Stock with an annual increase in the number of shares available for issuance under the 2000 Plan on the last day of each fiscal year, provided that the total number of shares issuable under the plan shall not exceed 3.75 million shares. Under this plan, stock options are granted at the Fair Market Value of our common stock on the date of grant. The 2000 Plan provides for issuing both incentive stock options, which must be granted at Fair Market Value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of Fair Market Value of the stock. Options under the 2000 Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Compensation Committee administer the 2000 Plan. Upon the completion of our voluntary review of stock option grant practices, it was determined that some grants from this plan were issued at less than Fair Market Value and have been restated.

2004 Stock Incentive Plan

In February 2004, we adopted the 2004 Stock Incentive Plan (the “2004 SIP”) and reserved 2.0 million shares of common stock solely for the grant of “inducement” stock options and other share-based awards. The 2004 SIP did not require shareholder approval. These shares may be issued in connection with the recruitment of employees in future acquisitions and in the recruitment of other employees in the future. The 2004 SIP provides for issuing nonqualified stock options. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Compensation Committee administer the 2004 SIP. Upon the completion of our voluntary review of stock option grant practices, it was determined that some grants from this plan were issued at less than Fair Market Value and have been restated.

Sonic Solutions 2004 Equity Compensation Plan

In June 2004, we adopted the Sonic Solutions 2004 Equity Compensation Plan (the “2004 Plan”) and the shareholders approved the 2004 Plan in September, 2004. The 2004 Plan originally covered 3,000,000 shares of common stock, but 750,000 of these shares are now reserved for issuance under the 2005 Plan. The 2004 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “awards”). Stock options granted under the 2004 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Options under the 2004 Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Compensation Committee administer the 2004 Plan. Upon the completion of our voluntary review of stock option grant practices, it was determined that some grants from this plan were issued at less than Fair Market Value and have been restated.

Sonic Solutions 2005 Stock Incentive Plan

In March 2005, we adopted the 2005 Stock Incentive Plan (Non-U.S. Employees) (“Non-U.S. Plan”). The terms and the purposes of the Non-U.S. Plan and the 2004 Stock Incentive Plan are substantially similar. The Board of Directors reserved 750,000 shares of common stock for issuance under the Non-U.S. Plan which were previously reserved under the 2004 Stock Incentive Plan. Options may only be granted to Employees (a) who have not previously been an Employee or Director of the Company or a Related Entity or (b) following a bona fide period of non-employment or non-service to the Company or a Related Entity. The Non-U.S. Plan provides for issuing nonqualified stock. Options under the 2005 Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Compensation Committee administer the Non-U.S. Plan. Upon the completion of our voluntary review of stock option grant practices, it was determined that some grants from this plan were issued at less than Fair Market Value and have been restated.

9. Information concerning Sonic.

The following is only a summary of information regarding Sonic Solutions. Additional information can be found in our periodic filings with the SEC which are available on our website and on the SEC’s website at www.sec.gov. Please see Section 16 of “The Offer” of this Information Statement for instructions on how to access or receive copies of our most recent Annual Report on Form 10-K and our other periodic filings with the SEC.

Sonic Solutions is the leading developer of software and services for enabling the creation, management, and enjoyment of digital media content such as data, photographs, audio, interactive features and video in digital formats. Our Hollywood to Home™ products are offered direct to consumers through original equipment manufacturers (“OEMs”), retail, online retail, enterprises, to high-end professional DVD authoring experts and technology developers. Our products are used across multiple operating systems, devices and media. We distribute our products across a wide variety of platforms, including Internet broadband, broadcast, mobile and optical disc formats such as Compact Audio Disc (“CD-Audio”), Digital Video Disc (“DVD”), Blu-ray Disc (“BD”), as well as emerging formats. We were incorporated in California in 1986 and completed our initial public offering in 1994. Our principal executive headquarters are located at 101 Rowland Way, Suite 110, Novato, California 94945. Our telephone number is (415) 893-8000. Our fax number is (415) 893-8008. We maintain web sites at www.sonic.com and www.roxio.com. Our websites do not constitute part of this Information Statement.

10. Interests of directors and officers; Transactions and arrangements concerning the Options; Material agreements with directors and officers.

Each of our executive officers and directors hold eligible Options are able to participate in the Offer. The members of the Sonic Board of Directors and the Sonic executive officers and their respective positions and offices as of November 25, 2008, are set forth in the following table:

Name	Position and Offices Held
David C. Habiger	Chief Executive Officer and President
A. Clay Leighton	Chief Operating Officer
Mark Ely	Executive Vice President of Strategy
Paul F. Norris	Executive Vice President, Acting Chief
Financial Officer and General Counsel
Robert J. Doris	Chairman of the Board of Directors
Mary C. Sauer	Directory and Secretary
Robert M. Greber	Director
Peter J. Marguglio	Director
R. Warren Langley	Director

The address of each board member and executive officer is c/o Sonic Solutions, 101 Rowland Way, Suite 110, Novato, California 94945, and the telephone number is (415) 893-8000.

As of November 14, 2008, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options under all Sonic equity compensation plans to purchase a total of 3,227,628 shares of our common stock in the aggregate, which represented approximately 55% of the shares of common stock subject to all options outstanding under all Sonic equity compensation plans as of that date.

Each of our executive officers and directors hold eligible Options and are able to participate in the Offer. The following table shows the holdings of options to purchase our common stock as of November 14, 2008 by each director and each executive officer of Sonic.

Name and Address of Beneficial Owner	Total Options (#)	Percentage of all Options (%)	Total Exercisable Options (#)	Options Eligible for Offer (#)	Percentage of All Eligible Options (%)	Payment if All Eligible Options Tendered	Percentage of Total Max Payment (%)
Directors and Officers:
Robert J. Doris	625,844	11%	604,669	490,528	12%	$16,122	8%
Mary C. Sauer	293,905	5%	276,930	220,528	6%	7,122	3%
Peter J. Marguglio	167,100	3%	150,125	66,000	2%	2,280	1%
Robert M. Greber	143,800	2%	122,625	77,500	2%	2,550	1%
R. Warren Langley	123,100	2%	106,125	66,000	2%	2,280	1%
David C. Habiger	775,000	13%	452,083	400,000	10%	4,000	2%
A. Clay Leighton	748,000	13%	554,250	300,000	8%	4,000	2%
Mark Ely	131,879	2%	131,879	131,879	3%	5,564	3%
Paul F. Norris	219,000	4%	95,000	75,000	2%	1,500	1%
All Executive Officers and Directors as a group (9 persons)	3,227,628		2,493,686	1,827,435		$45,418

Neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Accounting consequences.

According to Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, a company modifying an award under SFAS No. 123(R) would incur compensation cost for any incremental difference in Fair Market Value between the new award and the old award, measuring the old award’s Fair Market Value immediately before the modification to the Fair Market Value of the modified award immediately after modification, plus cash consideration paid in connection with the adjustment or cancellation. If 409A Options are tendered, we will recognize a compensation expense for financial reporting purposes to the extent that the Fair Market Value of the 409A Option is greater than the Fair Market Value of the 409A Option immediately prior to modification. Any such incremental compensation expense will be recognized immediately.

12. Legal matters; Regulatory approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our making or consummating the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the amendment, cancellation or purchase of Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of the tendered Options pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered Options is subject to the conditions described in this Information Statement.

13. Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences applicable to the Offer.

U.S. federal tax consequences of rejecting the Offer with respect to 409A Options.

Based on currently available guidance provided by the Internal Revenue Service (the “IRS”), we believe that the following adverse U.S. federal tax consequences apply to 409A Options if they are not amended and then cancelled pursuant to the Offer:

•	In the tax year when the 409A Option vests:

o
To the extent that the Fair Market Value of the shares underlying the 409A Option is greater than the strike price, the holder will generally recognize taxable income in the tax year(s) starting in 2005 when the 409A Option vests. The amount of income recognized in connection with vesting will likely be equal to the Fair Market Value of the newly vested shares, less the exercise price payable for those shares. While it is not clear when this income would be measured, as the IRS has not yet issued final guidance on this point, the amount of income will likely be based on the value of the shares on the vesting date or on December 31 of the year in which the option vests;

o	The holder will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with vesting;

o	The holder will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported; and

o	This taxation could occur even though the 409A Option remains unexercised.

•	In the years between the date of vesting and the date of exercise:

o
To the extent that the Fair Market Value of the shares underlying the 409A Option is greater than the strike price, the holder will generally recognize taxable income in the tax year(s) between the date of vesting and the date of exercise. The amount of income recognized will likely be equal to the Fair Market Value of the vested shares on December 31 of such tax year, less the exercise price payable for those shares and less any income previously recognized (that is, income recognized with respect to the year of vesting, as described above);

o	The holder will incur an additional 20% federal income tax because of Section 409A on the income recognized for the relevant year;

o	The holder will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported; and

o	This taxation could occur even though the 409A Option remains unexercised.

•	In the year the 409A Option is exercised:

o
To the extent that the Fair Market Value of the shares underlying the 409A Option is greater than the strike price, the holder will generally recognize taxable income in the tax year(s) after 2005 when the 409A Option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the Fair Market Value of these purchased shares, less the sum of the exercise price paid and any income previously recognized (i.e., any income recognized with respect to the year of vesting and each December 31 thereafter, as described above);

o	The holder will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with the paragraphs above;

o	The holder will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported.

In addition, certain states have also adopted laws similar to Section 409A such that the holder of a 409A Option may also incur additional taxes and penalties under such state law provisions with respect to 409A Options based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section 409A that will likely result in an aggregate state and federal income tax rate of approximately 80% or more with regard to a 409A Option for individuals subject to taxation in California.

You are strongly encouraged to consult with your personal tax advisor to confirm your individual federal and state tax exposure applicable to your 409A Options. However, you should note that Sonic must report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized under Section 409A and other applicable tax laws in connection with 409A Options that are not cured by the Offer. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise.

U.S. federal tax consequences of accepting the Offer.

We believe that by tendering 409A Options pursuant to the Offer, Optionees will not be subject to adverse taxation under Section 409A. However, you should note that the application of Section 409A to the 409A Options is not entirely free from doubt. You are strongly encouraged to consult with your personal tax advisors regarding the tax treatment of your 409A Options and the consequences of participation in this Offer.

The following is a general summary under current law of the material United States federal income tax consequences to participants in the Offer. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice.

To comply with Internal Revenue Service Circular 230, you are hereby notified that: (a) any discussion of federal tax issues in this program is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) any such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein by Sonic; and (c) you should consult your own independent tax advisor as to the specific tax consequences to you of tendering in the Offer.

If you exchange your Options for cash in the Offer and are subject to tax only in the United States, you will be required under current law to recognize income for United States federal income tax purposes at the time of the exchange, which will occur upon our acceptance of your Options promptly following the expiration of the Offer. The cash you receive will be subject to withholdings in the year received at the same rate as applied to your bonus. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. Other deductions you may have elected, such as for our 401(k) Plan, will not be made from this payment.

If you are a resident of or are otherwise subject to tax in a country other than the United States, your tax consequences with respect to the Offer may vary from those tax consequences described above. Please be sure to refer to Appendices A through F for a discussion of the tax and legal consequences of electing to tender in the Offer in the country in which you reside and are subject to tax. Tax consequences may vary depending on each individual option holder’s circumstances. (See Appendices A through F, as applicable.) We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of tendering in the Offer.

You should consult with your own tax advisor to determine the personal tax consequences to you of tendering in this Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Options for cancellation and purchase by giving notice of such extension to the tendering Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Options for amendment or cancellation and purchase upon the occurrence of any of the conditions specified in Section 6, by giving written or electronic notice of such termination or postponement to the tendering Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, notice of such extension will be issued no later than 9:00 a.m. Eastern Standard Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten (10) business days after the date of such notification:

(1)	we increase or decrease the amount of consideration offered for the Options, or

(2)	we increase or decrease the number of Options eligible to be tendered in the Offer.

15. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Options for cancellation and purchase pursuant to this Offer.

16. Additional information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Options for cancellation and purchase:

(a)	our Annual Report on Form 10-K for our fiscal year ended March 31, 2008, filed with the SEC on June 23, 2008;

(b)	our Quarterly Reports on Form 10-Q for our quarters ended June 30, 2008 and September 30, 2008, filed with the SEC on August 11, 2008 and November 10, 2008, respectively; and

(c)
our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to not “filed” with the SEC in accordance with SEC rules and regulations, except as indicated) filed with the SEC on July 3, 2008, August 18, 2008, September 30, 2008, October 31, 2008 and November 12, 2008.

The SEC file number for these filings is 0000916235. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Sonic Solutions
101 Rowland Way, Suite 110
Novato, California 94945
Attn: Legal Department

The information relating to Sonic in this document should be read together with the information contained in the documents to which we have referred you.

17. Forward-looking statements; Miscellaneous.

This document and our SEC reports referred to above contain certain forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act. All statements other than statements of historical fact may be forward-looking statements. Such forward-looking statements include, among others, those statements regarding future events and future results of Sonic that are based on current expectations, estimates, forecasts, and the beliefs and assumptions of us and our management, and speak only as of the date made and are not guarantees of future performance. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “estimate,” “project,” “will,” “may” and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K, including those set forth in Item 1A , those factors set forth in Item 7A of our Annual Report and those factors set forth in other reports that we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements, unless otherwise required by law.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the attached exhibits. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the attached exhibits, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO and in the attached exhibits to which we have referred you.

Appendix A
A Guide to Issues in Canada

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this Offer who are residents of Canada for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of November 1, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your Options to the date of cancellation of your tendered Options a citizen or tax resident of a country other than Canada, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this Offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Options under this Offer and to determine how Canadian law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Options calculated?

When your tendered Options are cancelled, you are subject to the federal and provincial taxes on the taxable amount calculated from your tendered options at the applicable tax rates.

What are the tax withholding and reporting obligations regarding transactions under this Offer?

Your employer is required to report and withhold income and social taxes on the amount of income from the cancelled Options. You are required to report the income on your annual income tax return and pay the applicable taxes.

Data Privacy Consent

By tendering your Options or, thereafter, by submitting a withdrawal of your tender, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this Offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this Offer.

Appendix B
A Guide to Issues in China

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this Offer who are residents of China for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of November 1, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your Options to the date of cancellation of your tendered Options a citizen or tax resident of a country other than China, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this Offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Options under this Offer and to determine how Chinese law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Options calculated?

In accordance with the Notice Regarding Individual Income Tax Issues Related to Stock Option Income (Finance & Tax [2005] No. 35 issued by PRC Ministry of Finance and the State Administration of Tax), effective as of July 1, 2005, and the Supplementary Notice Regarding Individual Income Tax Issues Related to Stock Option Income (Finance & Tax [2006] 902), effective as of September 30, 2006, income generated from the participation in this Offer in China by Chinese employees is covered by the above regulations and shall constitute employment-related income which is taxed as “income from wages and salaries” at a progressive individual income tax (“IIT”) from 5% to 45%.

What are the tax withholding and reporting obligations regarding transactions under this Offer?

In accordance with the above regulations, your Chinese employer (the “Onshore Employer”) has certain withholding and filing obligations in respect of the income you receive from your tendered and cancelled Options. The failure by the Onshore Employer to satisfy such obligations can expose it to penalties which can include warnings, fines and overdue fees. If you are not employed by any Onshore Employer, you are required to report and pay the IIT with your local tax authority by yourself. You or the Onshore Employer, as applicable, shall report the income you receive from your tendered and cancelled Options no later than the 7th day of the month following the month you receive such income.

The above regulations require that the Onshore Employer comply with certain filing obligations in connection with the Offer, including filing with the relevant local tax authorities the names of the Option holders and copies of certain option-related documents such as the stock option plan, form of stock option agreement, exercise notices and option transfer notices.

The above regulations provide no details as to how far in advance of the implementation, exercise and/or cashout of the Options the Onshore Employer must file the options-related documents with the local tax offices.

Other Regulatory Requirements; Foreign Exchange Arrangements

Pursuant to the Operating Procedures for the Administration of Domestic Individual’s Participation in an Employee Stock Purchase Plan or Stock-Option Plan of an Oversea Listed Company (Forex [2007] No. 78) issued by PRC State Administration of Foreign Exchange (“SAFE”) effective as of April 6, 2007:

•	Individual PRC employees must engage the Onshore Employer or a PRC agency to handle all matters concerning foreign exchange income generated from the cancellation of your Options; and

•
A financial institution qualified to conduct securities brokerage business in the listing jurisdiction or an entrusted manager designated by the overseas listed company (the “Entrusted Manager”) must be appointed to handle all matters pertaining to the payment of the cash amount related to the cancellation of your Options. Exercise notices and sales orders must be executed by the Entrusted Manager.

The Onshore Employer or a PRC agency must apply with local SAFE for the opening of an onshore special account and comply with the formalities for the transfer or settlement of foreign exchange proceeds generated from the cancellation of your Options. Foreign exchange income derived from the cancellation of your Options must be repatriated to the onshore special account. Only then may such foreign exchange proceeds be converted or transferred to your foreign exchange saving account.

Data Privacy Consent

By tendering your Options or, thereafter, by submitting a withdrawal of your tender, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this Offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this Offer.

Appendix C
A Guide to Issues in France

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this Offer who are residents of France for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of November 1, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your Options to the date of cancellation of your tendered Options a citizen or tax resident of a country other than France, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this Offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Options under this Offer and to determine how French law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Options calculated?

When your tendered Options are cancelled, you are likely to be subject to French income tax at the progressive rate on the cash amount received for such Options.

What are the tax withholding and reporting obligations regarding transactions under this Offer?

Your employer is required to withhold the social contributions incurred upon the cash amount received for the tendered Options at the time of payment. You are responsible for reporting the same cash amount on your annual income tax return for the year in which the cash amount is received and for paying all applicable taxes.

Data Privacy Consent

By tendering your Options or, thereafter, by submitting a withdrawal of your tender, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this Offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this Offer.

Appendix D
A Guide to Issues in Germany

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this Offer who are residents of Germany for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of November 1, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your Options to the date of cancellation of your tendered Options a citizen or tax resident of a country other than Germany, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this Offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Options under this Offer and to determine how German law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Options calculated?

When your tendered Options are cancelled, you are subject to income tax, solidarity surcharge and church tax (if applicable) calculated on the amount of taxable income generated from your tendered Options. If your employment income generated in 2008 without the additional income from your tendered Options does not exceed the relevant threshold, social security contributions may also have to be paid on all or a portion of such additional income.

The basis for calculation of such taxes, solidarity surcharge and social security contributions is equal to (a) the cash amount you receive upon the cancellation of your tendered Options plus (b) any amounts of respective employer withholdings for taxes and employees’ social security contributions less (c) certain costs and expenses you incurred in connection with the cancellation of your Options qualifying as deductible expenses for German income tax purposes.

What are the tax withholding and reporting obligations regarding transactions under this Offer?

Your employer is required to withhold wage tax, solidarity surcharge, church tax (if applicable) and potential social security contributions incurred upon the cash amount received for the tendered Options at the time of payment. You are responsible for (a) reporting the income from the cancellation of the tendered Options on your annual personal income tax return to be filed for the year in which you will receive such income and (b) paying all applicable taxes.

Data Privacy Consent

By tendering your Options or, thereafter, by submitting a withdrawal of your tender, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this Offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this Offer.

Appendix E
A Guide to Issues in Japan

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this Offer who are residents of Japan for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of November 1, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your Options to the date of cancellation of your tendered Options a citizen or tax resident of a country other than Japan, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this Offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Options under this Offer and to determine how Japanese law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Options calculated?

When your tendered Options are cancelled, you are subject to income tax on the cash amount received for your tendered Options (less the amount, if any, you paid in connection with the grant of such Options). The income tax is incurred in the tax year you elect to participate in the Offer and is likely classified as remuneration income (if you are a current employee) or sundry income (if you are a former employee) for individual income tax purposes.

What are the tax withholding and reporting obligations regarding transactions under this Offer?

You are required to file a tax return for the cash amount you receive upon the cancellation of your tendered Options that is considered to be an economic benefit (which is the cash amount received upon the cancellation of your tendered Options minus the amount you paid to obtain such Options, if any). The income from the tendered Options might be subject to withholding tax if you are no longer an employee and the income is less than JPY 200K.

Data Privacy Consent

By tendering your Options or, thereafter, by submitting a withdrawal of your tender, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this Offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this Offer.

Appendix F
A Guide to Issues in the United Kingdom

Set forth below is a general summary of certain tax consequences and regulatory requirements applicable to individuals participating in this Offer who are residents of United Kingdom for tax purposes. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of November 1, 2008. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are or were at any time during the period from the issuance of your Options to the date of cancellation of your tendered Options a citizen or tax resident of a country other than the United Kingdom, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary does not apply to every specific transaction that may occur in connection with this Offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Options under this Offer and to determine how U.K. law and/or laws of other jurisdictions apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Options calculated?

When your tendered Options are cancelled, you are subject to income tax at your marginal tax rate on the cash amount received for such Options. In addition, you are subject to employees’ National Insurance Contributions (“NIC”) on the cash amount received for the Options, at the rate of 11% on weekly earnings of between £150.01 to £770, and 1% on earnings in excess of £770 a week.

What are the tax withholding and reporting obligations regarding transactions under this Offer?

Your employer is required to withhold any income tax and NICs that are imposed upon the cancellation of your tendered Options at the time of payment and, as a result, this payment will be put through your employer’s payroll so that the income tax and NICs can be deducted. Your employer is also required to report any income received by you for cancellation of your tendered Options. You should report the gains from the tender and cancellation of your Options on the share schemes page of any U.K. self-assessment tax return that you are required to complete.

Data Privacy Consent

By tendering your Options or, thereafter, by submitting a withdrawal of your tender, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), ), transfer to, and storing at, a destination outside the European Economic Area of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this Offer.

You may request free of any costs a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this Offer.